UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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SS&C Technologies Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other than the Registrant)

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SS&C TECHNOLOGIES HOLDINGS, INC.

80 Lamberton Road

Windsor, Connecticut 06095

April 24, 2012

Dear Stockholder:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders of SS&C Technologies Holdings, Inc. to be held at 9:00 a.m., local time, on Wednesday, May 30, 2012 at our offices located at 80 Lamberton Road, Windsor, Connecticut 06095. At the Annual Meeting, you will be asked to (i) elect two Class II Directors to our Board of Directors for the ensuing three years and (ii) ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. The Board recommends that you vote for each of the director nominees nominated by our Board and that you ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

We hope you will be able to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, it is important that your shares are represented. Therefore, if you do not plan to attend the Annual Meeting, we urge you to promptly vote your shares by completing, signing, dating and returning the enclosed proxy card in accordance with the instructions provided.

Sincerely,

WILLIAM C. STONE
Chairman of the Board & Chief Executive Officer

YOUR VOTE IS IMPORTANT

We urge you to promptly vote your shares by completing, signing, dating and returning the enclosed proxy card.

-i-

SS&C TECHNOLOGIES HOLDINGS, INC.

80 Lamberton Road

Windsor, Connecticut 06095

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 30, 2012

The 2012 Annual Meeting of Stockholders of SS&C Technologies Holdings, Inc. will be held on Wednesday, May 30, 2012 at 9:00 a.m., local time, at our offices located at 80 Lamberton Road, Windsor, Connecticut 06095, to consider and act upon the following matters:

1. To elect two Class II Directors to our Board of Directors, each to serve for a term ending in 2015, or until his successor has been duly elected and qualified;

2. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012; and

3. To transact such other business as may properly come before the Annual Meeting and any adjournment thereof.

Stockholders of record at the close of business on April 13, 2012, the record date for the Annual Meeting, are entitled to notice of and to vote at the meeting.

Your vote is important, regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting personally, we hope you will take the time to vote your shares. If you are a stockholder of record, you may vote by completing, signing, dating and returning the enclosed proxy card in the envelope provided. If your shares are held in “street name”, meaning they are held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted. If you attend the Annual Meeting and prefer to vote at that time, you may do so.

By Order of the Board of Directors,

STEPHEN V. R. WHITMAN
Senior Vice President, General Counsel & Secretary

Dated: April 24, 2012

SS&C TECHNOLOGIES HOLDINGS, INC.

80 Lamberton Road

Windsor, Connecticut 06095

Proxy Statement for the 2012 Annual Meeting of Stockholders

To Be Held on May 30, 2012

INFORMATION ABOUT THE ANNUAL MEETING

Our 2012 Annual Meeting of Stockholders will be held on Wednesday, May 30, 2012 at 9:00 a.m., local time, at our offices located at 80 Lamberton Road, Windsor, Connecticut 06095. For directions to our offices, please visit the 2012 Annual Meeting page on our website at http://www.ssctech.com/2012annualmeeting. If you have any questions about the 2012 Annual Meeting, please contact Stephen V. R. Whitman, our Corporate Secretary, by telephone at (860) 298-4832 or by sending a written request for information addressed to Stephen V. R. Whitman at our principal executive offices located at 80 Lamberton Road, Windsor, Connecticut 06095.

Information About this Proxy Statement

You have received this proxy statement because the Board of Directors of SS&C Technologies Holdings, Inc. is soliciting your proxy to vote your shares at the 2012 Annual Meeting of Stockholders and at any adjournment or postponement of the Annual Meeting. This proxy statement includes information we are required to provide to you under the rules of the Securities and Exchange Commission, or SEC, and is designed to assist you in voting your shares. Only stockholders of record at the close of business on April 13, 2012 are entitled to receive notice of, and to vote at, the Annual Meeting.

Unless the context otherwise requires, in this proxy statement, (i) the “Company” and “SS&C Holdings” means SS&C Technologies Holdings, Inc., our top-level holding company, (ii) “SS&C” means SS&C Technologies, Inc., our primary operating company and a direct wholly owned subsidiary of SS&C Holdings, (iii) “we,” “us” and “our” mean SS&C Holdings and its consolidated subsidiaries, including SS&C, (iv) “our Board” or “the Board” means the Board of Directors of the Company and (v) “Common Stock” means the common stock of the Company.

Important Notice Regarding Availability of

Proxy materials for the Annual Meeting of Stockholders to be held on May 30, 2012

We are first mailing this proxy statement and the accompanying proxy on or about April 24, 2012 to our stockholders of record as of April 13, 2012. We are also mailing our Annual Report for the fiscal year ended December 31, 2011 to such stockholders concurrently with this proxy statement. We will furnish copies of the exhibits to our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 upon written request of any stockholder and the payment of an appropriate processing fee. Please address all such requests to Kristen Schwecke at 80 Lamberton Road, Windsor, Connecticut 06095.

This proxy statement and our Annual Report for the fiscal year ended December 31, 2011 are available for viewing, printing and downloading at http://www.ssctech.com/2012annualmeeting. This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 are also available on the SEC’s website at http://www.sec.gov.

Proposals to be Voted Upon

Proposal 1.  The first proposal is to elect two Class II Directors to our Board, each to serve for a term ending in 2015, or until his respective successor has been duly elected and qualified.

Proposal 2.  The second proposal is to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012, which we refer to as fiscal 2012.

When you return your proxy properly signed, your shares will be voted by the persons named as proxies in accordance with your directions. You are urged to specify your choices on the enclosed proxy card. If you sign and return your proxy without specifying choices, your shares will be voted “FOR” election of each of the two nominees listed in Proposal 1, “FOR” Proposal 2, and in the discretion of the persons named as proxies in the manner they believe to be in our company’s best interests as to other matters that may properly come before the Annual Meeting.

Voting Procedures

You may vote either in person at the Annual Meeting or by proxy. To vote by proxy, you must:

•	Complete all of the required information on the proxy card.

•	Date and sign the proxy card.

•

Return the proxy card in the enclosed postage-paid envelope. We must receive your proxy card not later than May 29, 2012, the day before the Annual Meeting, for your proxy to be valid and for your vote to count.

•

If you are not the stockholder of record and hold shares through a custodian, broker or other agent, such agent may have special voting instructions that you should follow. You should contact your custodian, broker or other agent to obtain instructions for voting your shares.

Whether or not you expect to be present in person at the Annual Meeting, you are requested to complete, sign, date and return the enclosed form of proxy. The shares represented by your proxy will be voted in accordance with your instructions. If you attend the Annual Meeting, you may vote by ballot. If you want to vote in person at the Annual Meeting and you own your shares through a custodian, broker or other agent, you must obtain a proxy from that party in its capacity as owner of record for your shares and bring the proxy to the Annual Meeting.

Shares represented by proxies on the enclosed proxy card will be counted in the vote at the Annual Meeting only if we receive your proxy card by May 29, 2012.

Your properly completed proxy card will appoint William C. Stone, Patrick J. Pedonti and Stephen V. R. Whitman as proxy holders, or your representatives, to vote your shares in the manner directed therein by you. Mr. Stone is our Chairman of the Board and Chief Executive Officer, Mr. Pedonti is our Senior Vice President and Chief Financial Officer and Mr. Whitman is our Senior Vice President, General Counsel and Secretary. Your proxy permits you to direct the proxy holders to:

•	vote “FOR” or to withhold your votes from any of the two nominees for director; and

•	vote “FOR,” “AGAINST” or “ABSTAIN” from the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2012.

All shares entitled to vote and represented by properly completed proxies received prior to the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with your instructions. If you do not indicate how your shares are to be voted on a matter, the shares represented by your properly completed proxy will be voted “FOR” the election of the two nominees for director and “FOR” the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2012.

Revocation of Proxies

You may revoke your proxy at any time before it is exercised by (1) delivering to us a signed proxy card with a date later than the date of your previously delivered proxy, (2) voting in person at the Annual Meeting or (3) sending a written revocation to our Corporate Secretary at our principal executive offices. Shares represented by valid proxies that are received in time for use at the Annual Meeting and not revoked at or prior to the Annual Meeting, will be voted at the Annual Meeting.

Stockholders Entitled to Vote

Our Board has fixed April 13, 2012 as the record date for the Annual Meeting. You are entitled to vote (in person or by proxy) at the Annual Meeting if you were a stockholder of record on the record date. On the record date, we had 76,621,296 shares of Common Stock outstanding (each of which entitles its holder to one vote) and 1,428,846 shares of Class A Non-Voting Common Stock outstanding (each of which are non-voting). Holders of shares of our Common Stock do not have cumulative voting rights.

Each share of Class A Non-Voting Common Stock shall automatically be converted into one share of voting Common Stock upon (1) such date as the holder thereof can acquire such share of Common Stock in compliance with applicable antitrust law or (2) any sale, assignment, transfer or other disposition of such share of Class A Non-Voting Common Stock to a person or entity that could hold the share of Common Stock issuable upon conversion of the Class A Non-Voting Common Stock in compliance with applicable antitrust law.

Quorum

For all proposals on the agenda for the Annual Meeting, the holders of a majority in interest of the combined voting power of the Common Stock issued and outstanding and entitled to vote must be present at the Annual Meeting in person or represented by proxy to constitute a quorum. Shares represented by all proxies received, including proxies that withhold authority for the election of a director and/or abstain from voting on a proposal, as well as broker non-votes (as described below), will be counted toward establishing a quorum.

Votes Required

For Proposal 1, each of the directors will be elected by a plurality vote of the combined voting power of the shares of Common Stock present at the Annual Meeting in person or represented by proxy and entitled to vote. Shares for which the vote is properly withheld will not be counted toward the nominee’s achievement of a plurality. Broker non-votes, if any, will not be counted toward the nominee’s achievement of a plurality and will have no effect on the election of the directors.

The affirmative vote of the holders of a majority of the votes cast will be required for approval of the ratification of the selection of the independent registered public accounting firm (Proposal 2). Shares which abstain and broker non-votes will not be counted as votes in favor of, or with respect to, this proposal and will also not be counted as votes cast. Accordingly, abstentions and broker non-votes will have no effect on the outcome of this proposal.

If you hold shares of Common Stock through a broker, your broker may under certain circumstances vote your shares if you do not timely return your proxy. Brokers have discretionary authority to vote customers’ unvoted shares on routine matters. Your broker cannot vote your shares on any matter that is not considered a routine matter. Proposal 2, ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2012, is considered a routine matter. Proposal 1 is not considered a routine matter. Shares for which a broker cannot vote on a particular matter because the broker does not have discretionary voting authority to do so are considered “broker non-votes” on that matter.

Solicitation of Proxies

We will bear the expenses of preparing, printing and assembling the materials used in the solicitation of proxies. In addition to the solicitation of proxies by use of the mail or the Internet, we may also use the services of some of our officers and employees (who will receive no compensation for such services in addition to their regular salaries) to solicit proxies personally and by telephone and email. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward solicitation materials to the beneficial owners of shares of record held by them, and we will reimburse them for their reasonable expenses.

Other Business to be Considered

Our management does not know of any business other than the matters set forth in the Notice of Annual Meeting of Stockholders and described above that will be presented for consideration at the Annual Meeting. If any other business should properly come before the Annual Meeting, the proxies will be voted in the discretion of the proxy holders. Each of the persons appointed by the enclosed form of proxy present and acting at the meeting, in person or by substitute, may exercise all of the powers and authority of the proxies in accordance with their judgment.

BOARD OF DIRECTORS AND MANAGEMENT

Information Regarding Directors and Director Nominees

Our certificate of incorporation provides for the classification of our Board into three classes, each having as nearly an equal number of directors as possible. The terms of service of the three classes are staggered such that the term of one class expires each year.

Our Board currently consists of eight directors. Class I consists of Normand A. Boulanger, Campbell R. Dyer and David A. Varsano, each with a term ending in 2014. Class II consists of William A. Etherington and Jonathan E. Michael, each with a term ending in 2012. Class III consists of Allan M. Holt, William C. Stone and Claudius E. Watts IV, each with a term ending in 2013. One class is elected each year and members of each class hold office for three-year terms.

Our Nominating Committee has recommended, and the Board has nominated, Messrs. Etherington and Michael for election at the 2012 Annual Meeting as Class II directors, each to serve until 2015 or until his successor has been duly elected and qualified. Each of the nominees is currently a member of our Board of Directors.

Director Qualifications

The following table and biographical descriptions provide information as of April 15, 2012 relating to each director and director nominee, including his age and period of service as a director of our company, his committee memberships, his business experience for at least the past five years, including directorships at other public companies, and certain other information.

Name	Age	Present Principal Employment and Prior Business Experience
Class II Directors, Nominees to be elected at the 2012 Annual Meeting (terms expiring in 2015)

William A. Etherington Audit Committee Compensation Committee	70	Mr. Etherington was elected as one of our directors in May 2006. Mr. Etherington retired - after a 38-year career - from IBM in September 2001 as Senior Vice President and Group Executive, Sales and Distribution and a member of the Operations Committee and the Worldwide Management Council. As a corporate director, he currently serves on the boards of directors of Celestica Inc. and Onex Corporation, and is the retired non-executive Chairman of the Board of the Canadian Imperial Bank of Commerce (CIBC) having been a member of that board of directors from 1994 to 2009. Mr. Etherington previously served on the boards of several other publicly-listed North American companies. The Board has concluded that Mr. Etherington should serve as a director because he brings experience as a board and committee member of public companies, a detailed understanding of the computer and information services industry, and expertise in the management of complex technology organizations.

Name	Age	Present Principal Employment and Prior Business Experience

Jonathan E. Michael Audit Committee	58	Mr. Michael was elected as one of our directors in April 2010. He currently serves as Chairman and Chief Executive Officer of RLI Corp., a publicly traded specialty insurance company, which he joined in 1982. Mr. Michael has held various positions at RLI Corp., including President and Chief Operating Officer, Executive Vice President and Chief Financial Officer. Prior to joining RLI Corp., Mr. Michael was associated with Coopers & Lybrand. Mr. Michael served on the board of directors of Fieldstone Investment Corporation from 2003 to 2007. He currently serves on the boards of directors of RLI Corp. and Maui Jim, Inc. The Board has concluded that Mr. Michael should serve as a director because he has extensive experience in the financial services industry, including companies that we seek to target as clients, as well as extensive operational experience as a director and officer of financial services and insurance companies.

Class III Directors (terms expiring in 2013)

Allan M. Holt Compensation Committee Nominating Committee	60	Mr. Holt was elected as one of our directors in February 2006. He currently serves as a Managing Director and Co-head of the U.S. Buyout Group of The Carlyle Group, which he joined in 1991. He previously was head of Carlyle’s Global Aerospace, Defense, Technology and Business/Government Services group. Prior to joining Carlyle, Mr. Holt spent three and a half years with Avenir Group, Inc., an investment and advisory group. From 1984 to 1987, Mr. Holt was Director of Planning and Budgets at MCI Communications Corporation. Mr. Holt served on the board of directors of Aviall, Inc. from 2001 to 2006 and the supervisory board of The Nielsen Company B.V. from 2006 to 2008. He currently serves on the boards of directors of Booz Allen Hamilton Holding Corporation., HCR ManorCare, Inc., and NBTY, Inc. Mr. Holt previously served on the boards of Fairchild Imaging, HD Supply, Inc., Landmark Aviation, MedPointe, Inc., Sequa Corp., Standard Aero Holdings, Inc., The Nielsen Company and Vought Aircraft Industries, Inc. The Board has concluded that Mr. Holt should serve as a director because he brings extensive experience regarding the management of public and private companies, and the financial services industry. Mr. Holt is a Carlyle Nominee, designated by Carlyle pursuant to the terms of the Stockholders Agreement described under “Related Person Transactions—Stockholders Agreement.”

Name	Age	Present Principal Employment and Prior Business Experience

William C. Stone Chairman of the Board and Chief Executive Officer	57	Mr. Stone founded SS&C in 1986 and has served as Chairman of the Board of Directors and Chief Executive Officer since our inception. He also has served as our President from inception through April 1997 and again from March 1999 until October 2004. Prior to founding SS&C, Mr. Stone directed the financial services consulting practice of KPMG LLP, an accounting firm, in Hartford, Connecticut and was Vice President of Administration and Special Investment Services at Advest, Inc., a financial services company. The Board has concluded that Mr. Stone should serve as a director because as our founder and Chief Executive Officer, as well as a principal stockholder, Mr. Stone provides a critical contribution to the Board reflecting his detailed knowledge of our company, our employees, our client base, our prospects, the strategic marketplace and our competitors. Mr. Stone is an Executive Nominee, and has the right to occupy this seat for so long as he is our Chief Executive Officer or until such time as he holds less than 10% of our Common Stock, pursuant to the terms of the Stockholders Agreement described under “Related Person Transactions—Stockholders Agreement.”

Claudius (Bud) E. Watts IV Compensation Committee Nominating Committee	50	Mr. Watts was elected as one of our directors in November 2005. He currently serves as a Managing Director and Head of the Technology Buyout Group of The Carlyle Group. Prior to joining Carlyle in 2000, Mr. Watts was a Managing Director in the M&A group of First Union Securities, Inc. He joined First Union Securities when First Union acquired Bowles Hollowell Conner & Co., where Mr. Watts was a principal. He also serves on the boards of directors of CommScope, Inc., CPU Technology, Freescale Semiconductor and Open Solutions Inc. Mr. Watts previously served on the board of OpenLink Financial, Inc. The Board has concluded that Mr. Watts should serve as a director because he brings extensive experience regarding the management of public and private companies, and the financial services industry. Mr. Watts is a Carlyle Nominee, designated by Carlyle pursuant to the terms of the Stockholders Agreement described under “Related Person Transactions—Stockholders Agreement.”

Name	Age	Present Principal Employment and Prior Business Experience
Class I Directors (terms expiring in 2014)

Normand A. Boulanger President and Chief Operating Officer	50	Mr. Boulanger has served as our President and Chief Operating Officer since October 2004. Prior to that, Mr. Boulanger served as our Executive Vice President and Chief Operating Officer from October 2001 to October 2004, Senior Vice President, SS&C Direct from March 2000 to September 2001, Vice President, SS&C Direct from April 1999 to February 2000, Vice President of Professional Services for the Americas, from July 1996 to April 1999, and Director of Consulting from March 1994 to July 1996. Prior to joining SS&C, Mr. Boulanger served as Manager of Investment Accounting for The Travelers from September 1986 to March 1994. Mr. Boulanger was elected as one of our directors in February 2006. The Board has concluded that Mr. Boulanger should serve as a director because he has substantial knowledge and experience regarding our operations, employees, targeted markets, strategic initiatives and competitors. Mr. Boulanger is an Executive Nominee, designated by Mr. Stone pursuant to the terms of the Stockholders Agreement described under “Related Person Transactions—Stockholders Agreement.”

Campbell R. Dyer	38	Mr. Dyer was elected as one of our directors in May 2008. He currently serves as a Managing Director in the Technology Buyout Group of The Carlyle Group, which he joined in 2002. Prior to joining Carlyle, Mr. Dyer was an associate with the private equity firm William Blair Capital Partners (now Chicago Growth Partners), a consultant with Bain & Company and an investment banking analyst in the M&A Group of Bowles Hollowell Conner & Co. He also serves on the boards of directors of CommScope, Inc. and Open Solutions Inc. Mr. Dyer previously served on the board of OpenLink Financial, Inc. The Board has concluded that Mr. Dyer should serve as a director because he brings extensive experience regarding the management of public and private companies, and the financial services industry. Mr. Dyer is a Carlyle Nominee, designated by Carlyle pursuant to the terms of the Stockholders Agreement described under “Related Person Transactions—Stockholders Agreement.”

David A. Varsano Audit Committee	50	Mr. Varsano was elected as one of our directors in March 2011. He is currently the Chairman of the Board and Chief Executive Officer of Pacific Packaging Products, a company specializing in industrial packaging and related solutions and supply chain management services, which he joined in September 1999. Prior to joining Pacific Packaging Products, Mr. Varsano served as the Chief Technology Officer and Vice President, Software Development of SS&C from 1995 to 1999 and as Manager of SS&C Direct from 1998 to 1999. Mr. Varsano currently serves on the boards of directors of Packaging Distributors of America and Aviv Centers for Living. The Board has concluded that Mr. Varsano should serve as a director because he has a broad range of experience relevant to our business and a strong understanding of software architectures.

Corporate Governance Matters

We believe that good corporate governance and an environment of the highest ethical standards are important for us to achieve business success and to create value for our stockholders. Our Board is committed to high governance standards and continually works to improve those standards. We periodically review our corporate governance practices and compare them to those employed by other public companies. We also review guidance and interpretations provided from time to time by the SEC and The Nasdaq Stock Market, or Nasdaq, and consider changes to our corporate governance policies and practices in light of such guidance and interpretations.

Board Determination of Independence

Under the applicable rules of Nasdaq a director will only qualify as an “independent director” if, in the opinion of our Board, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board has determined that none of Messrs. Dyer, Etherington, Holt, Michael, Varsano or Watts has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 5605(a)(2) of the Nasdaq Marketplace Rules.

Stockholders Agreement

The Company is a party to a Stockholders Agreement, as amended (the “Stockholders Agreement”), between it, investment funds associated with The Carlyle Group (“Carlyle”) and William C. Stone. The parties to the Stockholders Agreement are required to take such action as shall be required under applicable law to cause our Board to consist of eight directors. The Stockholders Agreement contains provisions that entitle Carlyle and/or Mr. Stone to nominate seven of our eight directors. Mr. Stone is entitled to occupy one seat and has the right to nominate one of the remaining Board members (each, an “Executive Nominee”), Carlyle has the right to nominate three of the Board members (each, a “Carlyle Nominee”), and Mr. Stone and Carlyle collectively have the right to nominate two Board members. The Company and each stockholder that is a party to the Stockholders Agreement is required to take all necessary action to cause the nominees referenced above to be elected. See “Related Person Transactions—Stockholders Agreement.”

Director Nomination Process

The process followed by the Nominating Committee to identify and evaluate director candidates may include requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the Nominating Committee.

The Nominating Committee will consider for nomination to the Board candidates recommended by stockholders. To recommend a qualified person to serve on the Board, a stockholder should write to Nominating Committee, c/o Corporate Secretary, SS&C Technologies Holdings, Inc., 80 Lamberton Road, Windsor, Connecticut 06095. The written recommendation must be timely delivered to the Corporate Secretary in accordance with the Company’s By-laws, which generally means the notice must be delivered not fewer than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s Annual Meeting. The written recommendation must contain the information required by the Company’s By-laws, which includes (i) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (A) such person’s name, age, business address, and, if known, residential address, (B) such person’s principal occupation or employment, (C) the class and number of shares of stock of the Company which are beneficially owned by such person, and (D) any other information concerning such person that is required to be disclosed as to nominees in solicitations of proxies for director elections pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, or Exchange Act, and (ii) as to the stockholder giving the notice and any beneficial owner on whose behalf the nomination is made (A) such stockholder’s and such beneficial owner’s name and address as they appear on the Company’s books, (B) the class and number of shares of stock of the Company which are owned, beneficially and of record, by such stockholder and such beneficial owner, (C) a description of all arrangements or understandings between such stockholder and/or such beneficial owner and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder and such beneficial owner, (D) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the person named in its notice and (E) a representation whether the stockholder or beneficial owner, if any, intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock reasonably believed by such stockholder or beneficial owner to be sufficient to elect the nominee and/or (y) otherwise to solicit proxies from stockholders in support of such nomination. In order to be effective, the stockholder’s notice must be accompanied by the written consent of the proposed nominee to serve as a director if elected. The Company may require any proposed nominee to furnish such other information as it may reasonably need to determine the eligibility of such proposed nominee to serve as a director of the Company.

The Nominating Committee will consider and evaluate persons recommended by the stockholders in the same manner as it considers and evaluates other potential directors. However, as described above, the Stockholders Agreement contains provisions that entitle Carlyle and Mr. Stone to nominate seven of our eight directors.

Criteria and Diversity

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Nominating Committee applies the criteria specified in its charter. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest, ability to act in the interests of stockholders and (where applicable) past performance as a director. The Nominating Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for any prospective nominee.

We do not have a formal policy regarding Board diversity. Our Board’s priority in the selection of Board members is identification of members who will further the interests of our stockholders through their management experience, knowledge of our business, understanding of the competitive landscape, and familiarity with our targeted markets.

The director biographies on pages 6 to 9 indicate each nominee’s experience, qualifications, attributes and skills that led the Board to conclude that he should continue to serve as a member of our Board. Our Board believes that each of the nominees has had substantial achievement in his professional and personal pursuits, and possesses the background, talents and experience that our Board desires and that will contribute to the best interests of our Company and to long-term stockholder value.

Board Meetings and Attendance

Our Board met seven times during the fiscal year ended December 31, 2011, which we refer to as fiscal 2011, either in person or by teleconference. During fiscal 2011, each of our directors attended at least 75% of the Board meetings and 75% of the meetings held by all committees of the Board on which he then served.

Director Attendance at Annual Meeting of Stockholders

We do not have a formal policy regarding directors’ attendance at annual meetings, but all of our directors are encouraged to attend our Annual Meetings. All of our directors attended our 2011 Annual Meeting of Stockholders.

Board Leadership Structure

Mr. Stone has served as Chairman of the Board and Chief Executive Officer since our inception in 1986. This Board leadership structure is commonly utilized by public companies in the United States, and we believe that this leadership structure has been effective for us. Having one person serve as both Chief Executive Officer and Chairman of the Board shows our employees, customers and other constituencies that we are under strong leadership, with a single person setting the tone and having primary responsibility for managing our operations. We also believe that this leadership structure eliminates the potential for duplication of efforts and inconsistent actions. We do not have a lead independent director. We recognize that different board leadership structures may be appropriate for companies with different histories or varying equity ownership structures and percentages. However, we believe our current leadership structure remains the optimal board leadership structure for us.

Board Committees

Our Board of Directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board of Directors and three standing committees: the Audit Committee, the Compensation Committee and the Nominating Committee, each of which operates under a charter that has been approved by our Board. Current copies of each committee’s charter are posted on our website, at http://investor.ssctech.com/governance.cfm. In addition, from time to time, special committees may be established under the direction of the Board of Directors when necessary to address specific issues.

Our Board has determined that all of the members of each of the Board’s three standing committees are independent as defined under the rules of Nasdaq, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act.

Audit Committee

Messrs. Etherington, Michael and Varsano currently serve on the Audit Committee. Our Board has determined that each of the members of its Audit Committee is an “audit committee financial expert” as that term is defined under the rules and regulations of the SEC. The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from our independent registered public accounting firm;

•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	coordinating our Board of Directors’ oversight of internal control over financial reporting, disclosure controls and procedures and our code of business conduct and ethics;

•	establishing procedures for the receipt and retention of accounting related complaints and concerns;

•	approving any related person transactions; and

•	preparing the Audit Committee report required by the rules of the SEC.

The Audit Committee met seven times during fiscal 2011.

Compensation Committee

Messrs. Etherington, Holt and Watts currently serve on our Compensation Committee. Our Compensation Committee’s responsibilities include:

•	reviewing and approving, or making recommendations to our Board of Directors with respect to, the compensation of our Chief Executive Officer and our other named executive officers;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and making recommendations to our Board with respect to director compensation; and

•	preparing the Compensation Committee report required by SEC rules.

The Compensation Committee met one time during fiscal 2011.

Nominating Committee

Messrs. Holt and Watts currently serve on our Nominating Committee. Our Nominating Committee’s responsibilities include:

•	identifying individuals qualified to become members of our Board of Directors; and

•	recommending to our Board of Directors the persons to be nominated for election as directors and to each of the Board’s committees.

The processes and procedures followed by the Nominating Committee in identifying and evaluating director candidates are described above under the heading “Director Nomination Process.”

The Nominating Committee met one time during fiscal 2011.

Risk Oversight

Our Audit Committee is responsible for overseeing our risk management function. While the Audit Committee has primary responsibility for overseeing risk management, our entire Board of

Directors is actively involved in overseeing our risk management. For example, the Board engages in periodic discussions with such company officers as the Board deems necessary, including the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and General Counsel. We believe that the leadership structure of our Board supports effective risk management oversight.

Communications with the Board

Our Board welcomes the submission of any comments or concerns from stockholders and any interested parties. Communications should be in writing and addressed to our Corporate Secretary at our principal executive offices and marked to the attention of the Board or any of its committees, individual directors or non-management or independent directors as a group. All correspondence will be forwarded to the intended recipient(s).

Code of Business Conduct and Ethics

We have adopted a written code of ethics, referred to as the SS&C Code of Business Conduct and Ethics, which is applicable to all directors, officers and employees and includes provisions relating to accounting and financial matters. The SS&C Code of Business Conduct and Ethics is available on our website at http://investor.ssctech.com/governance.cfm. If we make any substantive amendments to, or grant any waivers from, the code of ethics for any director or officer, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.

Compensation Committee Interlocks and Insider Participation

Messrs. Etherington, Holt and Watts served on our Compensation Committee in fiscal 2011. No member of the Compensation Committee is or has been a current or former officer or employee of SS&C Holdings or had any related person transaction involving SS&C Holdings. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of our Compensation Committee during fiscal 2011.

Executive Officers Who Are Not Directors

Certain information regarding our executive officers as of April 15, 2012, who are not also directors, is set forth below. Generally, our Board elects our officers annually, although the Board or an authorized committee of the Board may elect or appoint officers at other times.

Name	Age	Positions(s)
Patrick J. Pedonti	60	Senior Vice President and Chief Financial Officer
Stephen V. R. Whitman	65	Senior Vice President, General Counsel and Secretary

Patrick J. Pedonti has served as our Senior Vice President and Chief Financial Officer since August 2002. Prior to that, Mr. Pedonti served as our Vice President and Treasurer from May 1999 to August 2002. Prior to joining SS&C, Mr. Pedonti served as Vice President and Chief Financial Officer for Accent Color Sciences, Inc., a company specializing in high-speed color printing, from January 1997 to May 1999.

Stephen V. R. Whitman has served as our Senior Vice President, General Counsel and Secretary since June 2002. Prior to joining SS&C, Mr. Whitman served as an attorney for PA Consulting Group,

an international management consulting company headquartered in the United Kingdom, from November 2000 to December 2001. Prior to that, Mr. Whitman served as Senior Vice President and General Counsel of Hagler Bailly, Inc., a publicly traded international consulting company to the energy and network industries, from October 1998 to October 2000 and as Vice President and General Counsel from July 1997 to October 1998.

Policies and Procedures for Related Person Transactions

Our Board of Directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our General Counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the Chairman of the Audit Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Audit Committee may approve or ratify the transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, our best interests. The Audit Committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•

interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity and (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual gross revenues of the company receiving payment under the transaction; and

•	a transaction that is specifically contemplated by provisions of our charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

Related Person Transactions

On November 23, 2005, SS&C Holdings acquired SS&C through the merger of Sunshine Merger Corporation, a wholly owned subsidiary of SS&C Holdings, with and into SS&C, with SS&C surviving the merger and becoming a wholly owned subsidiary of SS&C Holdings. We refer to the acquisition, the equity contributions to SS&C Holdings by Mr. Stone and Carlyle in connection with the acquisition, SS&C Holding’s entry into senior secured credit facilities and its issuance and sale of senior subordinated notes, and the other transactions in connection with the acquisition as the “Transaction.”

Stockholders Agreement

On November 23, 2005, Mr. Stone became a party to a Stockholders Agreement with SS&C Holdings and Carlyle, which includes restrictions on transfer as well as other provisions described below. The parties amended certain provisions of the Stockholders Agreement in April 2008, March 2010 and March 2011.

Board of Directors.  Pursuant to the Stockholders Agreement our Board of Directors consists of eight members, with Mr. Stone occupying one seat and having the right to designate one of the remaining Board members, Carlyle having the right to designate three Board members, and Mr. Stone and Carlyle collectively having the right to designate two Board members. Accordingly, Mr. Stone designated Normand A. Boulanger, and Carlyle designated Campbell R. Dyer, Allan M. Holt and Claudius E. Watts, IV as members of our Board of Directors. Mr. Stone and Carlyle collectively designated Jonathan E. Michael and David A. Varsano as members of our Board of Directors. The number of Board members which Carlyle is entitled to designate is reduced (1) to two directors if Carlyle hold less than 30% of our Common Stock and (2) to one director if Carlyle holds less than 15% of our Common Stock. The number of Board members which Mr. Stone is entitled to designate (including himself) will be reduced to one director if Mr. Stone holds less than 15% of our Common Stock. Carlyle’s rights under the Board of Directors designation provisions of the Stockholders Agreement will terminate at such time as Carlyle holds less than 10% of our Common Stock.

Mr. Stone’s rights under the Board of Directors designation provisions of the Stockholders Agreement will terminate at such time as he holds less than 10% of our Common Stock.

Bring-along rights.  If any party to the Stockholders Agreement proposes to transfer 50% or more of all Common Stock held by the parties to the Stockholders Agreement to a third-party purchaser, then such transferring stockholder can require the other stockholders who are parties to the agreement to transfer their Common Stock on the same terms and conditions as the transferring holder.

Other rights.  The Stockholders Agreement also contained certain tag-along and preemptive rights which terminated upon completion of our IPO in March 2010.

Service Provider Stockholders Agreement

On November 23, 2005, all of our members of management (other than Mr. Stone) and all employee option holders whose SS&C options were converted into options to acquire Common Stock of SS&C Holdings became parties to a Service Provider Stockholders Agreement with Carlyle and the Company. In addition, substantially all holders of options to purchase our Common Stock have subsequently become parties to the Service Provider Stockholders Agreement. The Company and Carlyle amended certain provisions of the Service Provider Stockholders Agreement in April 2008. Under the agreement, if Carlyle proposes to transfer 50% or more of our outstanding Common Stock to a third-party purchaser, then Carlyle can require the members of our management and employee option holders who are parties to the agreement to transfer their Common Stock and options on the same terms and conditions as Carlyle (bring-along rights).

Registration Rights Agreement

On November 23, 2005, Mr. Stone became a party to a Registration Rights Agreement with the Company and Carlyle, which provides for certain registration rights. Under the Registration Rights Agreement, either Carlyle or Mr. Stone can demand that we file a registration statement for all or a portion of their Common Stock. Carlyle and Mr. Stone are also entitled to request that their shares be covered by a registration statement that we are otherwise filing with respect to our Common Stock. These registration rights are subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in certain registrations.

Management Rights Agreement

Carlyle, the Company and SS&C entered into a Management Rights Agreement on November 23, 2005, pursuant to which Carlyle Partners IV, L.P. was granted (1) the right to nominate one director to serve as a member of our Board of Directors and to appoint one non-voting board observer to the board of directors of SS&C, (2) reasonable access to the books and records of SS&C Holdings and SS&C and their subsidiaries and (3) the right to consult from time to time with the management of SS&C Holdings and SS&C and their subsidiaries at their respective place of business regarding operating and financial matters. The Management Rights Agreement will terminate with respect to SS&C when SS&C Holdings and its affiliates no longer beneficially own any voting securities of SS&C. The Management Rights Agreement will terminate with respect to SS&C Holdings when Carlyle and its affiliates no longer beneficially own any voting securities of SS&C Holdings.

Fund Administration Services Agreement

On August 12, 2008, Walkers SPV Limited acting solely in its capacity as trustee of the Carlyle Series Trust and its classes or sub-trusts, Carlyle Loan Investment Ltd., CLP Cayman Holdco, Ltd., CCPMF Cayman Holdco, Carlyle Credit Partners Financing I, Ltd. (collectively, the “Funds”) and Carlyle Investment Management L.L.C. entered into a Fund Administration Services Agreement with SS&C. Pursuant to the Fund Administration Services Agreement, the Funds appointed SS&C to act as administrator, registrar and transfer agent and to provide the Funds with certain fund administration services, including daily processing and reconciliation services, fund accounting services and unitholder services, and such ancillary services as are set forth in work requests that may be executed by the parties from time to time. The agreement became effective on July 1, 2008, and the Funds are in the process of liquidation. SS&C was paid a monthly charge based on annual rates derived from the net asset value of the Funds, subject to a minimum monthly fee. SS&C also receives certain hourly and other fees for any ancillary services that it provides under the agreement. From January 1, 2011 through December 31, 2011, the Funds paid an aggregate of $1,420,577 to SS&C under the agreement.

Processing Services Agreement

On June 22, 2009, Carlyle Investment Management L.L.C. entered into a Processing Services Agreement with SS&C. Pursuant to the agreement, SS&C provides investment accounting and data processing services. The agreement was amended in June 2011 to continue until June 21, 2014. SS&C will be paid a monthly fee based on annual rates derived from the net asset value of Carlyle Investment Management L.L.C., subject to a minimum monthly fee. SS&C will also receive other fees for certain ancillary services that it provides under the agreement. From January 1, 2011 through December 31, 2011, Carlyle Investment Management L.L.C. paid an aggregate of $372,283 to SS&C under the agreement.

Other transactions

John Stone, the brother of William C. Stone, is employed by SS&C as Vice President of Sales Management. From January 1, 2011 through December 31, 2011, John Stone was paid $271,556 as salary, commissions and grant date fair value of options related to his employment at SS&C.

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed our audited financial statements for fiscal 2011 and has discussed these financial statements with our management and PricewaterhouseCoopers, LLP, our independent registered public accounting firm.

The Audit Committee has also received from, and discussed with, our independent registered public accounting firm various communications that our independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by the Public Company Accounting Oversight Board, or PCAOB, AU Section 380 (Communication with Audit Committees) as modified or supplemented.

Our independent registered public accounting firm also provided the Audit Committee with the written disclosures and the letter from the independent auditor required by PCAOB Rule 3526 (Communicating with Audit Committees Concerning Independence), as modified or supplemented. The Audit Committee has discussed with the independent registered public accounting firm its independence from us.

Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2011.

By the Audit Committee of the Board of Directors of SS&C Technologies Holdings, Inc.

William A. Etherington (Chair)

Jonathan E. Michael

David A. Varsano

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Our executive compensation program is overseen and administered by our Compensation Committee, which currently consists of Messrs. Etherington, Holt and Watts, who are appointed by or affiliated with Carlyle, our majority stockholder. Our Compensation Committee operates under a written charter adopted by our Board of Directors and discharges the responsibilities of the Board relating to the compensation of our executive officers, who consist of Messrs. Stone, Boulanger, Pedonti and Whitman, and whom we refer to as our named executive officers. Our Chief Executive Officer is actively involved in setting executive compensation and typically presents salary, bonus and equity compensation recommendations to the Compensation Committee, which, in turn, considers the recommendations and has ultimate approval authority.

Objectives of our executive compensation program

The primary objectives of the Compensation Committee with respect to executive compensation are to:

—	attract, retain and motivate the best possible executive talent;

—	reward successful performance by the named executive officers and the Company; and

—	align the interests of the named executive officers with those of our stockholders by providing long-term equity compensation.

To achieve these objectives, the Compensation Committee evaluates our executive compensation program with the goal of setting compensation at levels the Compensation Committee believes are competitive with those of other companies in our industry and in our region that compete with us for executive talent. We have not, however, retained a compensation consultant to review our policies and procedures relating to executive compensation, and we have not formally benchmarked our compensation against that of other companies. Our compensation program rewards our named executive officers based on a number of factors, including the Company’s operating results, the Company’s performance against budget, individual performance, prior-period compensation and prospects for individual growth. Changes in compensation are generally incremental in nature without wide variations from year to year but with a general trend that has matched increasing compensation with the profitable growth of our business. Many of the factors that affect compensation are subjective in nature and not tied to peer group analyses, surveys of compensation consultants or other statistical criteria.

Each year our Chief Executive Officer makes recommendations to the Compensation Committee regarding compensation packages, including his own. In making these recommendations, our Chief Executive Officer attempts to structure a compensation package based on his years of experience in the financial services and software industries and knowledge of what keeps people motivated and committed to the institution. He prepares a written description for the members of the Compensation Committee of the performance during the year of each named executive officer, including himself, discussing both positive and negative aspects of performance and recommending salary and bonus amounts for each named executive officer. Our Chief Executive Officer believes the named executive officers should receive a significant portion of our total bonus pool based upon their responsibilities and contributions. Further, our Chief Executive Officer considers the bonuses of the named executive officers in comparison with our other officers and managers. As it relates to the compensation of named executive officers other than our Chief Executive Officer, our Compensation Committee relies heavily on our Chief Executive Officer’s recommendations and discusses his reviews and recommendations with him as part of its deliberations. As it relates to our Chief Executive Officer’s compensation, the Compensation Committee considers our Chief Executive Officer’s recommendations. In this as in other compensation matters, the Compensation Committee exercises its independent judgment. After due consideration, the Compensation Committee accepted the Chief Executive Officer’s recommendations for 2011 executive officer compensation.

We provided stockholders with a “say on pay” advisory vote on our executive compensation in 2011. At our 2011 Annual Meeting of Stockholders, stockholders expressed substantial support for the compensation of our named executive officers, with approximately 82% of the votes cast for approval of the “say on pay” advisory vote on executive compensation. In establishing 2012 executive compensation, the Compensation Committee considered the results of the 2011 advisory vote as well as the other factors described above. Given the significant support for our named executive officer compensation as expressed through the 2011 “say on pay” advisory vote, the Compensation Committee did not make any changes to our executive compensation program and policies as a result of such vote.

Components of Our Executive Compensation Program

The primary elements of our executive compensation program are:

—	base salary;

—	discretionary annual cash bonuses;

—	stock option awards;

—	perquisites; and

—	severance and change-of-control benefits.

We have no formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, the Compensation Committee, in consultation with and upon the recommendation of our Chief Executive Officer, determines subjectively what it believes to be the appropriate level and mix of the various compensation components. While we identify below particular compensation objectives that each element of executive compensation serves, we believe that each element of compensation, to a greater or lesser extent, serves each of the objectives of our executive compensation program.

Base Salary

Base salary is used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our named executive officers. When establishing base salaries for 2011, the Compensation Committee, together with our Chief Executive Officer, considered a variety of factors, including the seniority of the individual, the level of the individual’s responsibility, the ability to replace the individual, the individual’s tenure at the company, relative pay among the named executive officers and the dollar amount that would be necessary to keep the executive in the Windsor, Connecticut area. Generally, we believe that executive base salaries should grow incrementally over time and that more of the “up side” of compensation should rest with cash bonuses and long-term equity incentive compensation. In the case of Mr. Stone, the minimum base salary is mandated by his employment agreement and cannot be less than $750,000 per year.

Base salaries are reviewed at least annually by our Compensation Committee, and are adjusted from time to time to realign salaries with market levels after taking into account company performance and individual responsibilities, performance and experience. No adjustments were made to the base salaries of our named executive officers for fiscal year 2011, as Mr. Stone determined, and the Compensation Committee concurred, that the base salaries in effect for fiscal year 2010 were sufficient to achieve our compensation objectives for base salary. As a result, the base salaries for our named executive officers in 2011 were as follows: Mr. Stone, $750,000; Mr. Boulanger, $450,000; Mr. Pedonti, $260,000; and Mr. Whitman, $225,000.

Discretionary Annual Cash Bonus

The payment of annual cash bonuses to named executive officers and other employees is discretionary. Annual cash bonuses are generally provided to employees regardless of whether we meet, exceed or fail to meet our budgeted results, but the amount available for bonuses to all employees, including the named executive officers, will depend upon our financial results. Annual cash bonuses are intended to compensate for strategic, operational and financial successes of the company as a whole, as well as individual performance and growth potential. The annual cash bonuses are not tied to the achievement of specific results or pre-established financial metrics or performance goals. No formula exists for determining the amount of bonuses for employees or named executive officers.

Our Chief Executive Officer proposed 2011 annual executive bonus allocations, including his own proposed bonus, to the Compensation Committee in March 2012. The Compensation Committee, which has ultimate approval authority, considered our Chief Executive Officer’s recommendations and made a final decision with respect to 2011 annual bonuses. In making recommendations to the Compensation Committee about bonuses for named executive officers, our Chief Executive Officer, after taking into account the positive or negative impact of events outside the control of management or an individual executive, made a subjective judgment of an individual’s performance, in the context of a number of factors, including the overall economy and our financial performance, revenues and financial position going into the new fiscal year. In making his recommendations for 2011 annual bonuses, Mr. Stone considered, among other things, an executive’s (including his own) work in managing the business, establishing internal controls, mentoring staff, completing and integrating acquisitions, reducing costs, responding to market conditions and maintaining our profitability. Mr. Stone is entitled to a minimum annual bonus of at least $500,000 pursuant to his employment agreement.

Mr. Stone’s $2,500,000 bonus for 2011 was recommended by Mr. Stone and approved, after due consideration, by the Compensation Committee. The committee’s approval of Mr. Stone’s bonus took into account our profitability, his deep involvement with our acquisitions in 2011, each of which has performed well, his successful recruitment of several new managers, his efforts to increase our revenue from $329 million in 2010 to $371 million in 2011 and our EBITDA (as defined below) from $121 million in 2010 to $135 million in 2011 and to reduce our total debt from $291 million in 2010 to $100 million in 2011, his continued search for new acquisitions and his maintenance of high level relationships with our key clients.

Mr. Boulanger’s $1,250,000 bonus for 2011 was recommended by Mr. Stone and approved, after due consideration, by the Compensation Committee. The committee’s approval of Mr. Boulanger’s bonus took into account his responsibility for our day-to-day business operations across the organization, his contributions to our 2011 financial results, including increasing revenues from fiscal 2010 to fiscal 2011 levels, and his attention to his overall executive management team.

Mr. Pedonti’s $550,000 bonus for 2011 was recommended by Mr. Stone and approved, after due consideration, by the Compensation Committee. The committee’s approval of Mr. Pedonti’s bonus took into account his solid management skills, his expanded role in personnel, public relations and investor relations matters, his support in the implementation of acquisitions, his responsibility for maintaining our internal controls, his excellence in the integration of acquired businesses and his work building a strong finance team.

Mr. Whitman’s $325,000 bonus for 2011 was recommended by Mr. Stone and approved, after due consideration, by the Compensation Committee. The committee’s approval of Mr. Whitman’s bonus took into account his overall management of the legal department and responsibility for adherence to the internal budget, his instrumental role in directing the legal work for our acquisitions, his work negotiating transactions and integrating acquired businesses and his intellect, knowledge and work ethic.

These decisions reflect the fact that our Compensation Committee does not fix a target bonus for the succeeding year, but rather, as noted above, draws on subjective factors, and individual performance evaluations, in arriving at its bonus decisions.

The amount of money available for the employee bonus pool is determined by Mr. Stone after our Consolidated EBITDA (as defined below), as further adjusted to exclude acquired EBITDA and cost savings, for the preceding fiscal year is determined. For purposes of this Compensation Discussion and Analysis, references to EBITDA mean our Consolidated EBITDA, as further adjusted to exclude acquired EBITDA and cost savings. In making the determination of the amount of money available for the employee bonus pool, Mr. Stone takes into account a number of factors, including: EBITDA; growth in EBITDA over the preceding year; minimum Consolidated EBITDA required to ensure debt covenant compliance; our short-term cash needs; the recent employee turnover rate and any improvement or deterioration in our strategic market position. Thereafter, the amount available for the bonuses to named executive officers is determined after considering the amount that would be required from the bonus pool for bonuses to non-executive officer employees. In making his determination for 2011, the principal factors that Mr. Stone took into account in determining the size of the pool were our actual EBITDA and the improvement in our strategic market position. Other factors that Mr. Stone considered were the assurance of debt covenant compliance and of meeting our short-term cash needs. In the case of the 2011 bonus pool, the increase in our actual EBITDA, the reduction in our total debt, the improvement in our strategic market position, assurance of debt covenant compliance and meeting of our short-term cash needs caused the size of the bonus pool to increase from 2010. The amount available for the bonuses to the named executive officers was determined after considering the amount that would be needed from the bonus pool for bonuses to other officers and managers.

Consolidated EBITDA is a non-GAAP financial measure used in key financial covenants contained in our senior credit facilities, which are material facilities supporting our capital structure and providing liquidity to our business. Consolidated EBITDA is defined as earnings before interest, taxes, depreciation and amortization (EBITDA), further adjusted to exclude unusual items and other adjustments permitted in calculating covenant compliance under the senior credit facilities. Consolidated EBITDA does not represent net income or cash flow from operations as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. The following is a reconciliation of net income to Consolidated EBITDA for fiscal 2011.

(in thousands)	Year ended December 31, 2011
Net income	$ 51,021
Interest expense, net(1)	19,415
Income tax provision	22,918
Depreciation and amortization	42,224

EBITDA	135,578
Purchase accounting adjustments(2)	(373)
Capital-based taxes	354
Unusual or non-recurring charges (gains)(3)	2,355
Acquired EBITDA and cost savings(4)	1,192
Stock-based compensation	13,493
Other(5)	(183)

Consolidated EBITDA, as defined	$ 152,416

(1)	Interest expense includes loss from extinguishment of debt shown as a separate line item on our consolidated statements of operations.

(2)	Purchase accounting adjustments include (a) an adjustment to increase revenues by the amount that would have been recognized if deferred revenue were not adjusted to fair value at the date of acquisitions and (b) an adjustment to increase rent expense by the amount that would have been recognized if lease obligations were not adjusted to fair value at the date of acquisitions.

(3)	Unusual or non-recurring charges include foreign currency transaction gains and losses, severance expenses, proceeds from legal and other settlements and other expenses, such expenses associated with the bond redemption, acquisitions and facility refund.

(4)	Acquired EBITDA and cost savings reflects the EBITDA impact of significant businesses that were acquired during the period as if the acquisition occurred at the beginning of the period and cost savings to be realized from such acquisitions.

(5)	Other includes the non-cash portion of straight-line rent expense.

Stock Option Awards

The Compensation Committee believes in granting equity-based incentive compensation as an important component of our executive compensation program. The Compensation Committee has granted our named executive officers both time-based options, which vest incrementally over set periods of time, and performance-based options, which vest based on the determination by the Board or the Compensation Committee as to whether our EBITDA for a fiscal year falls within a pre-determined targeted EBITDA range for such year. After the initial performance-based stock option awards, the Compensation Committee decided to simplify the terms of new stock option awards by granting only time-based options.

On February 4, 2010, our Compensation Committee, in anticipation of our IPO, amended the outstanding options under our 2006 Equity Incentive Plan to provide greater incentives to our named executive officers and employees and to eliminate certain provisions of the options that our Compensation Committee believed were more typical of private-company options than options of publicly traded companies. Specifically, our Compensation Committee amended the options, effective as of the closing of our IPO, to provide for:

—

the conversion of the outstanding superior options granted under the 2006 equity incentive plan into performance-based options. The amendments affected 1,680,868 outstanding superior options, of which 701,497 were held by our named executive officers, half of which vested based on our EBITDA performance in 2010 and half of which vested based on our EBITDA performance in 2011.

—	the elimination of pre-determined EBITDA ranges from the option agreements and provision for the annual proposal of EBITDA ranges by management, subject to approval by our Board; and

—

the “rolling over” of performance-based options that do not vest (in whole or in part) in any given year into performance-based options for the following year, except as otherwise provided by our Board of Directors. The rollover affected 689,007 outstanding unvested performance-based options, of which 280,600 were held by our named executive officers, and affected 1,680,868 outstanding superior options, of which 701,497 were held by our named executive officers, that converted to performance-based options upon the closing of our IPO.

The incremental fair value of the 350,748 superior options held by our named executive officers that were converted into performance-based options that vested based on our EBITDA performance in 2011, computed in accordance with Financial Accounting Standards Board, or FASB, Accounting Standard Codification Topic 718 as of March 3, 2011, was $1,731,558 for Mr. Stone, $1,298,680 for Mr. Boulanger, $649,334 for Mr. Pedonti and $346,307 for Mr. Whitman. We estimated the weighted-average fair value of the performance-based options that vest upon the attainment of the 2011 EBITDA target range to be $11.41. We used the following weighted-average assumptions to estimate the option value: expected term to exercise of 2.5 years; expected volatility of 38%; risk-free interest rate of 1.0%; and no dividend yield. Expected volatility is based on the historical volatility of our peer group and us. Expected term to exercise is based on our historical stock option exercise experience, adjusted for the Transaction. As of December 31, 2011, all of the outstanding performance-based options, including those held by our named executive officers, have vested.

On May 24, 2011, we entered into an amended and restated stock option agreement with Mr. Stone governing an option that SS&C originally granted to Mr. Stone on May 31, 2001 under its 1998 stock incentive plan. Pursuant to the amended and restated stock option agreement, the option (which was previously an option to purchase 637,500 shares of our Common Stock at an exercise price of $0.78 per share) was amended to make it an option to purchase 637,500 shares of our Class A Non-Voting Common Stock at an exercise price of $0.78 per share. Mr. Stone exercised the option on May 31, 2011 and purchased 637,500 shares of our Class A Non-Voting Common Stock.

In October 2011, we awarded our named executive officers long-term incentive compensation under our 2006 equity incentive plan in the form of time-based option grants to purchase an aggregate of 305,000 shares of our Common Stock. Of these option grants, Mr. Stone received an option to purchase 140,000 shares of our Common Stock, Mr. Boulanger received an option to purchase 85,000 shares of our Common Stock, Mr. Pedonti received an option to purchase 50,000 shares of our Common Stock and Mr. Whitman received an option to purchase 30,000 shares of our Common Stock. The options will vest as to 25% of the number of shares underlying the option on October 3, 2012 and will vest as to 1/36 of the number of shares underlying the option each month thereafter until fully vested on October 3, 2015, subject to acceleration of vesting in connection with a liquidity event. The options have an exercise price of $13.48 per share, which our Board of Directors determined was equal to the closing price of our Common Stock on the NASDAQ Global Select Market on the date of grant.

Benefits and Perquisites

We offer a variety of benefit programs to all eligible employees, including our named executive officers. Our named executive officers generally are eligible for the same benefits on the same basis as the rest of our employees, including medical, dental and vision benefits, life insurance coverage and short- and long-term disability coverage. Our named executive officers are also eligible to contribute to our 401(k) plan and receive matching company contributions under the plan. In addition, our named executive officers are entitled to reimbursement for all reasonable travel and other expenses incurred during the performance of the named executive officer’s duties in accordance with our expense reimbursement policy.

We limit the use of perquisites as a method of compensation and provide our named executive officers with only those perquisites that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain talented employees for key positions.

Severance and Change-of-Control Benefits

Pursuant to his employment agreement, Mr. Stone is entitled to specified benefits in the event of the termination of his employment under certain circumstances. We provide more detailed information about Mr. Stone’s benefits along with estimates of their value under various circumstances, under the captions “Employment and Related Agreements” and “Potential Payments Upon Termination or Change of Control” below.

The time-based options awarded to our named executive officers vest in full immediately prior to the effective date of a liquidity event. All of the performance-based options awarded to our named executive officers were vested as of December 31, 2011. The option agreements, the terms of which were negotiated with representatives of Carlyle, define a “liquidity event” as either:

(a) the consummation of the sale, transfer, conveyance or other disposition in one or a series of related transactions, of the equity securities of SS&C Holdings held, directly or indirectly, by investment funds affiliated with Carlyle in exchange for currency, such that immediately following such transaction (or series of related transactions), the total number of all equity securities held, directly or indirectly, by all such Carlyle funds and any affiliates is, in the aggregate, less than 50% of the total number of equity securities (as adjusted) held, directly or indirectly, by such Carlyle funds immediately following the consummation of our IPO; or

(b) the consummation of the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of SS&C Holdings to any person other than to any of the Carlyle funds or their affiliates.

Under the terms of the 2006 equity incentive plan, either our Board or Compensation Committee can accelerate in whole or in part the vesting periods for outstanding options. Please see “Potential Payments Upon Termination or Change of Control” below for estimates of the value our named executive officers would receive in the event of a liquidity event.

Accounting and Tax Implications

The accounting and tax treatment of particular forms of compensation do not materially affect our compensation decisions. However, we evaluate the effect of such accounting and tax treatment on an ongoing basis and will make appropriate modifications to compensation policies where appropriate. For instance, Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid in any taxable year to the company’s chief executive officer and any other officers (other than the chief financial officer) whose compensation is required to be reported to our stockholders pursuant to the Exchange Act by reason of being among the four most highly paid executive officers. However, certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The Compensation Committee may review the potential effect of Section 162(m) periodically and use its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in our best interests after taking into consideration changing business conditions and the performance of our employees.

Summary Compensation Table

The following table contains information with respect to the compensation for the fiscal years ended December 31, 2011, 2010 and 2009 of our executive officers, including our Chief Executive Officer (principal executive officer) and Chief Financial Officer (principal financial officer). We refer to these four executive officers, who are our only executive officers, as our named executive officers.

Name and Principal position	Year	Salary($)	Bonus($)(1)	Stock awards($)(2)	Option awards($)(2)	All other compensation($)(3)	Total($)

William C. Stone Chief Executive Officer	2011	$750,000	$2,500,000	$—	$2,280,159	$4,032	$5,534,191
	2010	750,000	2,000,000	2,235,382	1,614,867	4,032	6,604,281
	2009	750,000	1,750,000			3,552	2,503,552

Normand A.	2011	450,000	1,250,000		1,631,759	3,360	3,335,119
Boulanger	2010	450,000	875,000		1,163,531	3,375	2,491,906
Chief Operating Officer	2009	450,000	800,000			3,360	1,253,360

Patrick J. Pedonti Chief Financial Officer	2011	260,000	550,000		845,263	4,584	1,659,847
	2010	260,000	400,000		677,010	4,032	1,341,042
	2009	260,000	340,000			4,032	604,032

Stephen V.R	2011	225,000	325,000		463,864	4,386	1,018,250
Whitman	2010	225,000	260,000		399,166	4,386	888,552
General Counsel	2009	225,000	225,000			4,386	454,386

(1)	Amounts reflected for the year 2011 reflect bonuses earned in 2011 and paid in 2012. Amounts reflected for the year 2010 reflect bonuses earned in 2010 and paid in 2011. Amounts reflected for the year 2009 reflect bonuses earned in 2009 and paid in 2010.

(2)	The amounts in these columns reflect the aggregate accounting grant date fair value of awards to our named executive officers as well as the incremental fair value of superior options that were converted upon the closing of our IPO in March 2010 to performance-based options that vested based on our EBITDA performance in 2010 and 2011, respectively, in each case computed in accordance with FASB Accounting Standard Codification Topic 718. The assumptions used by us in the valuation of the equity awards are set forth in Note 10 of the notes to our audited consolidated financial statements for the year ended December 31, 2011 included in our Annual Report on Form 10-K filed with the SEC on March 12, 2012.

(3)	The amounts in this column reflect, for each named executive officer, the sum of (1) our contributions of $3,000 to the SS&C 401(k) savings plan and (2) our payments of life insurance premiums.

Employment and Related Agreements

Effective as of November 23, 2005, we entered into a definitive employment agreement with Mr. Stone. We amended and restated Mr. Stone’s employment agreement in March 2010. The terms of the agreement, which were negotiated between Mr. Stone and representatives of Carlyle, include the following:

—	The employment of Mr. Stone as the Chief Executive Officer of SS&C Holdings and SS&C;

—	An initial term through March 11, 2013 with automatic one-year renewals until terminated either by Mr. Stone or us;

—	An annual base salary of at least $750,000;

—

An opportunity to receive an annual bonus in an amount to be established by our Board of Directors based on the achievement of individual and company performance goals as determined by our Compensation Committee. If Mr. Stone is employed at the end of any calendar year, his annual bonus will not be less than $500,000 for that year;

—	A grant of 153,846 shares of our restricted Class A Non-Voting Common Stock that vests over a period of three years from March 25, 2010;

—

Certain severance payments and benefits. If we terminate Mr. Stone’s employment without cause, if Mr. Stone resigns for good reason (including, under certain circumstances, following a change of control as defined in the employment agreement) prior to the end of the term of the employment agreement, or if Mr. Stone receives a notice of non-renewal of the employment term by us, Mr. Stone will be entitled to receive (1) an amount equal to 200% of his base salary and 200% of his minimum annual bonus, (2) vesting acceleration with respect to 50% of his then unvested options and 100% of his shares of restricted stock, and (3) three years of coverage under SS&C’s medical, dental and vision benefit plans. In the event of Mr. Stone’s death or a termination of Mr. Stone’s employment due to any disability that renders Mr. Stone unable to perform his duties under the agreement for six consecutive months, Mr. Stone or his representative or heirs, as applicable, will be entitled to receive (1) vesting acceleration with respect to 50% of his then unvested options and 100% of his shares of restricted stock, and (2) a pro-rated amount of his most recent annual bonus. In the event payments to Mr. Stone under his employment agreement (or the management agreement entered into in connection with the Transaction) cause Mr. Stone to incur a 20% excise tax under Section 4999 of the Internal Revenue Code, Mr. Stone will be entitled to an additional payment sufficient to cover such excise tax and any taxes associated with such payments; and

—

Certain restrictive covenants, including a non-competition covenant pursuant to which Mr. Stone will be prohibited from competing with us or our affiliates during the period beginning on the effective date of the March 2010 amendment and restatement of his employment agreement and ending on the date that is two years following Mr. Stone’s termination of employment.

“Cause” means (a) Mr. Stone’s willful and continuing failure (except where due to physical or mental incapacity) to substantially perform his duties; (b) Mr. Stone’s conviction of, or plea of guilty or nolo contendere to, a felony; (c) the commission by Mr. Stone of an act of fraud or embezzlement against us or any of our subsidiaries as determined in good faith by a two-thirds majority of the Board; or (d) Mr. Stone’s breach of any material provision of his employment agreement.

“Good reason” means the occurrence of any of the following events without Mr. Stone’s written consent: (a) an adverse change in Mr. Stone’s title; (b) a material diminution in Mr. Stone’s employment duties, responsibilities or authority, or the assignment to Mr. Stone of duties that are materially inconsistent with his position; (c) any reduction in Mr. Stone’s base salary or minimum annual bonus; (d) a relocation of our principal executive offices to a location more than 35 miles from its current location which has the effect of increasing Mr. Stone’s commute; (e) any breach by us of any material provision of Mr. Stone’s employment agreement or the Stockholders Agreement; or (f) upon a change in control where (1) Carlyle exercises its bring-along rights in accordance with the Stockholders Agreement, and (2) Mr. Stone votes against the proposed transaction in his capacity as a stockholder.

Under Mr. Stone’s employment agreement, a “change of control” means:

(a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either:

—	the then-outstanding shares of our Common Stock or the common stock of SS&C, or

—

the combined voting power of our then-outstanding voting securities or the then-outstanding voting securities of SS&C entitled to vote generally in the election of directors (in each case, other than any acquisition by us, Carlyle Partners IV, L.P. (an investment fund affiliated with Carlyle), Mr. Stone, any employee or group of employees of ours, or affiliates of any of the foregoing, or by any employee benefit plan (or related trust) sponsored or maintained by us or any of our affiliates); or

(b) individuals who, as of the effective date of Mr. Stone’s employment agreement, constituted our Board of Directors and any individuals subsequently elected to our Board of Directors pursuant to the Stockholders Agreement cease for any reason to constitute at least a majority of our Board of Directors, other than:

—

individuals whose election, or nomination for election by our stockholders, was approved by at least a majority of the directors comprising the Board of Directors on the effective date of Mr. Stone’s employment agreement and any individuals subsequently elected to our Board of Directors pursuant to the Stockholders Agreement; or

—	individuals nominated or designated for election by Carlyle Partners IV, L.P.

Other than Mr. Stone, none of our named executive officers is party to an employment agreement.

2011 Grants of Plan-Based Awards

The following table sets forth information regarding grants of compensation in the form of plan-based awards made during 2011 to our named executive officers.

Name	Grant date(1)	Date of Compensation Committee action	All other option awards: number of securities underlying options (#)		Exercise price of option awards ($/share)	Grant date fair value of stock and option awards ($)

William C. Stone	3/3/2011	3/3/2011				1,731,558(2)
	10/3/2011	9/27/2011	140,000	(4)	13.48	548,601(3)
Normand A. Boulanger	3/3/2011	3/3/2011				1,298,680(2)
	10/3/2011	9/27/2011	85,000	(4)	13.48	333,079(3)
Patrick J. Pedonti	3/3/2011	3/3/2011				649,334(2)
	10/3/2011	9/27/2011	50,000	(4)	13.48	195,929(3)

Stephen V.R. Whitman	3/3/2011	3/3/2011				346,307(2)
	10/3/2011	9/27/2011	30,000	(4)	13.48	117,557(3)

(1)	Awarded under the 2006 equity incentive plan.

(2)	Amount reflects the incremental fair value of superior options that were converted upon the closing of our IPO in March 2010 to performance-based options that vest based on our EBITDA performance in 2011, computed in accordance with FASB Accounting Standards Codification Topic 718.

(3)	Amount reflects the aggregate accounting grant date fair value of awards to our named executive officers, computed in accordance with FASB Accounting Standards Codification Topic 718. The assumptions used by us in the valuation of the equity awards are set forth in Note 10 of the notes to our audited consolidated financial statements for the year ended December 31, 2011 included in our Annual Report on Form 10-K filed with the SEC on March 12, 2012.

(4)	This option is a time-based option that will vest as to 25% of the number of shares underlying the option on October 3, 2012 and will vest as to 1/36 of the number of shares underlying the option each month thereafter until fully vested on October 3, 2015, subject to acceleration of vesting in connection with a liquidity event.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following equity awards granted to our named executive officers were outstanding as of December 31, 2011.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested(#)		Market Value of Shares or Unit of Stock that have not Vested($)

William C. Stone	—		—		—	—	64,103	(1)	$1,157,700	(2)
	1,275,000		—		1.89	4/8/2013	—		—
	603,439		—		8.77	8/9/2016	—		—
	603,439		—		8.77	8/9/2016	—		—
	301,719		—		8.77	8/9/2016	—		—
	58,437	(3)	69,063	(3)	14.53	2/4/2020	—		—
	—		140,000	(4)	13.48	10/3/2021	—		—

Normand A. Boulanger	6,072		—		4.20	10/18/2014	—		—
	452,581		—		8.77	8/9/2016	—		—
	452,581		—		8.77	8/9/2016	—		—
	226,290		—		8.77	8/9/2016	—		—
	38,958	(3)	46,042	(3)	14.53	2/4/2020	—		—
	—		85,000	(4)	13.48	10/3/2021	—		—
Patrick J. Pedonti	180,032		—		8.77	8/9/2016	—		—
	226,290		—		8.77	8/9/2016	—		—
	113,145		—		8.77	8/9/2016	—		—
	29,218	(3)	34,532	(3)	14.53	2/4/2020	—		—
	—		50,000	(4)	13.48	10/3/2021	—		—

Stephen V.R. Whitman	72,180		—		8.77	8/9/2016	—		—
	120,686		—		8.77	8/9/2016	—		—
	60,343		—		8.77	8/9/2016	—		—
	19,479	(3)	23,021	(3)	14.53	2/4/2020	—		—
			30,000	(4)	13.48	10/3/2021	—		—

(1)	Represents restricted shares of our Class A Non-Voting Common Stock granted under our 2006 Equity Incentive Plan on March 25, 2010. The restricted shares vest over a period of three years from March 11, 2010, with one-third of the shares having vested on March 11, 2011 and the remaining two-thirds of the shares vesting in eight equal quarterly installments over the remaining two years.

(2)	Aggregate market value of 64,103 unvested shares of our Class A Non-Voting Common Stock based on a price of $18.06 per share (the closing price of our Common Stock as reported on The NASDAQ Global Select Market on December 31, 2011).

(3)	This option is a time-based option granted under our 2006 Equity Incentive Plan that vested as to 25% of the number of shares underlying the option on February 4, 2011 and will vest as to 1/36 of the number of shares underlying the option each month thereafter until fully vested on February 4, 2014, subject to acceleration of vesting in connection with a liquidity event.

(4)	This option is a time-based option granted under our 2006 Equity Incentive Plan that will vest as to 25% of the number of shares underlying the option on October 3, 2012 and will vest as to 1/36 of the number of shares underlying the option each month thereafter until fully vested on October 3, 2015, subject to acceleration of vesting in connection with a liquidity event.

2011 Option Exercises and Stock Vested

The following table sets forth information concerning stock options that were exercised by our named executive officers in 2011 and the value realized upon vesting of shares of restricted stock.

	Option Awards			Stock Awards
	Number of shares acquired on exercise(#)		Value realized on exercise($)	Number of shares acquired on vesting(#)	Value realized on vesting($)

William C. Stone	637,500	(1)	11,965,875(2)	89,743	1,604,091	(4)
Normand A. Boulanger	256,000		3,550,860(3)
Patrick J. Pedonti	110,000		1,406,014(3)
Stephen V.R. Whitman	55,800		543,765(3)

(1)	Represents shares of our Class A Non-Voting Common Stock.

(2)	The dollar value realized on exercise represents the difference between the closing price of our Common Stock as reported on The Nasdaq Global Select Market on the date of exercise and the respective per-share exercise price of the options.

(3)	The dollar value realized on exercise represents the difference between the secondary offering price at $17.60 (the closing price of our Common Stock as reported on The Nasdaq Global Select Market on February 3, 2011) and the respective per-share exercise price of the options.

(4)	The dollar value realized on exercise is based on the closing price of our Common Stock as reported on The Nasdaq Global Select Market on the date of vesting.

Equity Compensation Plan Information

The following table sets forth, as of December 31, 2011, the number of securities outstanding under our equity compensation plans, the weighted-average exercise price of such securities and the number of securities available for grant under these plans.

Plan category	Number of securities to be issued upon exercise of outstanding options(1) (#)	Weighted-average exercise price of outstanding options ($)	Number of securities remaining available for future issuance under equity compensation plans(1)(2) (#)
Equity compensation plans approved by security holders(3)	12,083,861	$9.83	3,365,283	(4)

Equity compensation plans not approved by security holders	—	—	—

Total	12,083,861	$9.83	3,365,283

(1)	Number of shares is subject to adjustment for changes in capitalization such as stock splits, stock dividends and similar events.

(2)	Shares available for future issuance may be issued in the form of stock options, restricted stock, unrestricted stock, restricted stock units, stock appreciation rights or other stock-based awards. Our 2008 Stock Incentive Plan contains an evergreen provision providing for an automatic annual increase in the number of securities available for future issuance on the first day of each of our fiscal years during the term of the 2008 Stock Incentive Plan equal to the lesser of (i) 1,416,661 shares of common stock, (ii) 2% of the outstanding shares on such date or (iii) an amount determined by our board of directors.

(3)	Consists of the 1998 Stock Incentive Plan, 1999 Non-Officer Employee Stock Incentive Plan, 2006 Equity Incentive Plan and 2008 Stock Incentive Plan.

(4)	Consists of 881,884 shares available for issuance under the 2006 Equity Incentive Plan and 2,483,399 shares available for issuance under the 2008 Stock Incentive Plan.

Potential Payments Upon Termination or Change of Control

William C. Stone

Effective as of March 11, 2010, we entered into an amended and restated employment agreement with Mr. Stone. The terms of the agreement are described under the caption “Employment and Related Agreements” above and incorporated herein by reference.

The table below reflects the amount of compensation payable to Mr. Stone in the event of termination of his employment or a liquidity event (as defined in our 2006 equity incentive plan). The amounts shown assume that such termination was effective as of December 31, 2011, and thus include amounts earned through such time and are estimates of the amounts that would be paid out to him upon his termination. The actual amounts to be paid out, if any, can only be determined at the time of his separation.

Payments to William C. Stone upon termination or liquidity event	Termination without cause, for good reason (including certain changes of control) or upon notice of non- renewal(1)		For cause or without good reason(2)	Liquidity event(3)		Disability		Death

Base salary	1,500,000	(4)	—	—		—		—
Annual bonus	1,000,000	(5)	—	—		2,500,000	(6)	2.500,000	(6)
Stock options	442,496	(7)	—	884,992	(8)	442,496	(7)	442,496	(7)
Restricted stock	1,157,700	(9)	—	—		1,157,700	(9)	1,157,700	(9)
Health and welfare benefits	43,818	(10)	—	—		—		—
Tax gross up payment	3,077,879	(11)	—	—		—		—
Disability benefits	—		—	—		—		—
Life insurance proceeds	—		—	—		—

Total	7,221,893		—	884,992		4,100,196		4,100,196

(1)	The definition of good reason in Mr. Stone’s employment agreement includes the occurrence of a change in control (as defined in Mr. Stone’s employment agreement) where (a) Carlyle exercises its bring-along rights in accordance with the stockholders agreement, and (b) Mr. Stone votes against the transaction in his capacity as a stockholder.

(2)	In the event that Mr. Stone’s employment is terminated for cause or without good reason, he will be entitled to unpaid base salary through the date of the termination, payment of any annual bonus earned with respect to a completed fiscal year of SS&C that is unpaid as of the date of termination and any benefits due to him under any employee benefit plan, policy, program, arrangement or agreement.

(3)	Liquidity event is defined in Mr. Stone’s option agreements governing options granted under our 2006 equity incentive plan. Time-based options will become fully vested and exercisable immediately prior to the effective date of a liquidity event.

(4)	Consists of 200% of 2011 base salary payable promptly upon termination.

(5)	Consists of 200% of $500,000, the minimum annual bonus specified for Mr. Stone in his employment agreement.

(6)	Consists of a cash payment equal to the amount of Mr. Stone’s annual bonus for 2011, payable within 60 business days of termination.

(7)	Vesting acceleration with respect to unvested options to purchase an aggregate of 104,532 shares of our Common Stock, which is equal to 50% of all unvested options held by Mr. Stone on December 31, 2011, calculated based on the difference between the respective exercise price of the options and $18.06 (the closing price of our Common Stock on The Nasdaq Global Select Market on December 31, 2011).

(8)	Vesting acceleration with respect to unvested options to purchase an aggregate of 209,063 shares of our Common Stock, which is equal to 100% of all unvested options held by Mr. Stone on December 31, 2011, calculated based on the difference between the respective exercise price of the options and $18.06 (the closing price of our Common Stock on The Nasdaq Global Select Market on December 31, 2011).

(9)	Based on the vesting of 64,103 unvested shares of our Class A Non-Voting Common Stock at $18.06 per share (the closing price of our Common Stock as reported by The Nasdaq Global Select Market on December 31, 2011).

(10)	Represents three years of coverage under SS&C’s medical, dental and vision benefit plans.

(11)	In the event that the severance and other benefits provided for in Mr. Stone’s employment agreement or otherwise payable to him in connection with a change in control constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Mr. Stone shall receive (a) a payment from us sufficient to pay such excise tax, and (b) an additional payment from us sufficient to pay the excise tax and U.S. federal and state income taxes arising from the payments made by us to Mr. Stone pursuant to this sentence.

In accordance with Mr. Stone’s employment agreement, none of the severance payments described above will be paid during the six-month period following his termination of employment unless we determine, in our good faith judgment, that paying such amounts at the time or times indicated above would not cause him to incur an additional tax under Section 409A of the Internal Revenue Code (in which case such amounts shall be paid at the time or times indicated above). If the payment of any amounts are delayed as a result of the previous sentence, on the first day following the end of the six-month period, we will pay Mr. Stone a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to him under his employment agreement. Thereafter, payments will resume in accordance with the above table.

Other named executive officers

Other than Mr. Stone, none of our named executive officers has any arrangement that provides for severance payments. Our 2006 equity incentive plan provides that time-based stock options will become fully vested and exercisable immediately prior to the effective date of a liquidity event.

As of December 31, 2011, Messrs. Boulanger, Pedonti and Whitman held the following unvested stock options that would have become fully vested upon a liquidity event.

Name	Number of shares underlying unvested options (#)	Value of unvested options ($)(1)

Normand A. Boulanger	131,042	551,828
Patrick J. Pedonti	84,532	350,898
Stephen V.R. Whitman	53,021	218,664

(1)	The value of unvested options was calculated by multiplying the number of shares underlying unvested options by $18.06 (the closing price of our Common Stock as reported on The NASDAQ Global Select Market on December 31, 2011) and then deducting the aggregate exercise price for these options.

2011 Director Compensation

None of our directors, except Messrs. Etherington, Michael and Varsano receives compensation for serving as a director. Messrs. Etherington, Michael and Varsano each receive an annual retainer fee of $25,000 and $2,500 for each Board meeting attended in person. All of our directors are reimbursed for reasonable out-of-pocket expenses associated with their service on the Board. The following table contains information with respect to Mr. Etherington’s, Mr. Michael’s and Mr. Varsano’s compensation received during the year ended December 31, 2011 for serving as a director.

Name	Fees Earned or Paid in Cash		Options Awards		Total

William A. Etherington	$42,500	(1)	$—		$42,500
Jonathan E. Michael	42,500	(2)	—		42,500
David A. Varsano	37,500	(3)	131,961	(4)	169,461

(1)	For his service as a director, Mr. Etherington receives an annual retainer fee of $25,000 and $2,500 for each Board meeting attended in person. Mr. Etherington was paid an aggregate of $42,500 in 2011 for his service as a director, including $2,500 for a Board meeting that Mr. Etherington attended in person in 2010.

(2)	For his service as a director, Mr. Michael receives an annual retainer fee of $25,000 and $2,500 for each Board meeting attended in person. Mr. Michael was paid an aggregate of $42,500 in 2011 for his service as a director, including $2,500 for a Board meeting that Mr. Michael attended in person in 2010.

(3)	For his service as a director, Mr. Varsano receives an annual retainer fee of $25,000 and $2,500 for each Board meeting attended in person. Mr. Varsano was paid an aggregate of $37,500 in 2011 for his service as a director.

(4)

Upon his election to the Board of Directors in 2011, Mr. Varsano was granted an option to purchase 21,250 shares of our Common Stock at an exercise price per share of $19.74. Such option was 100% vested on the date of grant. The amount in this column reflects the aggregate grant date fair value of the option, computed in accordance with FASB Accounting

Standards Codification Topic 718. The assumptions used by us in the valuation of the option are set forth in Note 10 of the notes to our audited consolidated financial statements for the year ended December 31, 2011 included in our Annual Report on Form 10-K filed with the SEC on March 12, 2012.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board of Directors of SS&C Technologies Holdings, Inc.

William A. Etherington

Allan M. Holt

Claudius E. Watts IV (Chair)

OWNERSHIP OF OUR COMMON STOCK

This table presents information concerning the beneficial ownership of the shares of our Common Stock as of April 13, 2012. Specifically, the table reflects beneficial ownership information about:

—	each person we know to be the beneficial owner of more than 5% of the outstanding shares of Common Stock;

—	each of our directors and named executive officers; and

—	all of our directors and executive officers as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of Common Stock shown as beneficially owned by the stockholder. Shares of Common Stock subject to options that are exercisable or exercisable within 60 days of April 13, 2012 are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

See “Related Person Transactions” for a discussion of the material relationships between the Company and investment funds associated with Carlyle.

Unless otherwise indicated, the address of the persons and entities listed on the table is c/o SS&C Technologies Holdings, Inc., 80 Lamberton Road, Windsor, CT 06095.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent of Class

5% Stockholders
TCG Holdings, L.L.C.(1)	28,469,799	36.5%
William C. Stone(2)	18,501,406	22.9%
Barclays PLC(3) 1 Churchhill Place London, E14 5HP, England	3,899,075	5.0%
Other Directors and Named Executive Officers
Normand A. Boulanger(4)	1,202,106	1.5%
William A. Etherington(5)	31,250	*
Allan M. Holt(6)	—	—
Campbell R. Dyer(6)	—	—
Claudius E. Watts IV(6)	—	—
Patrick J. Pedonti(7)	556,654	*
Stephen V. R. Whitman(8)	278,000	*
Jonathan E. Michael(9)	34,250	*
David A. Varsano(10)	22,750	*
All directors and executive officers as a group (10 persons)(11)	20,626,416	24.9%

*	Represents less than one percent of the outstanding shares of Common Stock.

(1)	TC Group IV, L.P. is the sole general partner of Carlyle Partners IV, L.P. and CP IV Coinvestment, L.P., the record holders of 27,364,630 and 1,105,169 shares of our Common Stock, respectively. TC Group IV Managing GP, L.L.C. is the sole general partner of TC Group IV, L.P. TC Group, L.L.C. is the sole managing member of TC Group IV Managing GP, L.L.C. TCG Holdings, L.L.C. is the sole managing member of TC Group, L.L.C. Accordingly, TC Group IV, L.P., TC Group IV Managing GP, L.L.C., TC Group, L.L.C. and TCG Holdings, L.L.C. each may be deemed owners of shares of our Common Stock owned of record by each of Carlyle Partners IV, L.P. and CP IV Coinvestment, L.P. William E. Conway, Jr., Daniel A. D’Aniello and David M. Rubenstein are managing members of TCG Holdings, L.L.C. and, in such capacity, may be deemed to share beneficial ownership of shares of our common stock beneficially owned by TCG Holdings, L.L.C. Such individuals expressly disclaim any such beneficial ownership. The principal address and principal offices of TCG Holdings, L.L.C. and certain affiliates is c/o The Carlyle Group, 1001 Pennsylvania Avenue, N.W., Suite 220 South, Washington, D.C. 20004-2505.

(2)	Includes 2,857,971 shares of our Common Stock subject to outstanding stock options exercisable on or within the 60-day period following April 13, 2012 and 51,282 unvested shares of our Class A Non-Voting Common Stock.

(3)	Consists of 3,899,073 shares of Common Stock reported as beneficially owned by Barclays PLC and over which Barclays PLC reports sole voting and sole dispositive power. The securities reported on by Barclays PLC, as a parent holding company, are owned, or may be deemed to be beneficially owned, by Barclays Capital Inc., a broker dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended. Barclays Capital Inc. is a wholly-owned subsidiary of Barclays PLC. We obtained information regarding beneficial ownership of these shares solely from the Schedule 13G that was filed with the SEC on February 14, 2012.

(4)	Includes 1,187,106 shares of our Common Stock subject to outstanding stock options exercisable on or within the 60-day period following April 13, 2012.

(5)	Includes 21,250 shares of our Common Stock subject to outstanding stock options exercisable on or within the 60-day period following April 13, 2012.

(6)	Does not include 28,469,799 shares of our Common Stock held by investment funds associated with or designated by Carlyle. Messrs. Holt, Watts and Dyer are executives of Carlyle. They disclaim beneficial ownership of the shares held by investment funds associated with or designated by Carlyle.

(7)	Consists of 556,654 shares of our Common Stock subject to outstanding stock options exercisable on or within the 60-day period following April 13, 2012.

(8)	Consists of 278,000 shares of our Common Stock subject to outstanding stock options exercisable on or within the 60-day period following April 13, 2012.

(9)	Includes (a) 21,250 shares of our Common Stock subject to outstanding options exercisable on or within the 60-day period following April 13, 2012 and (b) 13,000 shares of our Common Stock held by the Jonathan E. Michael Revocable Trust dated February 13, 2009, of which Mr. Michael is a trustee.

(10)	Includes 21,250 shares of our Common Stock subject to outstanding stock options exercisable on or within the 60-day period following April 13, 2012.

(11)	Includes 4,943,481 shares of our Common Stock subject to outstanding stock options exercisable on or within the 60-day period following April 13, 2012.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires certain officers, directors and persons who own more than 10% of our Common Stock to file reports of ownership and changes of ownership with the SEC on Forms 3, 4 and 5. Based on a review of the copies of such forms provided to us and written representations furnished to us, we believe that during the year ended December 31, 2011, all reports required by Section 16(a) to be filed by these persons were filed on a timely basis, except two reports filed by David A. Varsano were late.

PROPOSAL 1

ELECTION OF DIRECTORS

Our certificate of incorporation provides for a classified Board. This means our Board is divided into three classes, with each class having as nearly as possible an equal number of directors. The term of service of each class of directors is staggered so that the term of one class expires at each Annual Meeting of the stockholders.

Our Board currently consists of eight members, divided into three classes as follows:

—	Class I is comprised of Normand A. Boulanger, Campbell R. Dyer and David A. Varsano, each with a term ending in 2014;

—	Class II is comprised of William A. Etherington and Jonathan E. Michael, each with a term ending at the 2012 Annual Meeting; and

—	Class III is comprised of Allan M. Holt, William C. Stone and Claudius E. Watts IV, each with a term ending in 2013.

At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring. Messrs. Etherington and Michael are current directors whose terms expire at the 2012 Annual Meeting. Messrs. Etherington and Michael are each nominated for re-election as a Class II director, with a term ending in 2015.

Unless otherwise instructed in the proxy, all proxies will be voted “FOR” the election of each of the nominees identified above to a three-year term ending in 2015, each such nominee to hold office until his successor has been duly elected and qualified. Stockholders who do not wish their shares to be voted for either of these two nominees may so indicate by striking out the name of such nominee(s) on the proxy card. Each of the nominees has indicated his willingness to serve on our Board, if elected. If any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee designated by our Board. We do not contemplate that any of the two nominees will be unable to serve if elected.

A plurality of the combined voting power of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to elect each nominee as a director.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF WILLIAM A. ETHERINGTON AND JONATHAN E. MICHAEL.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP, independent registered public accounting firm, to audit our books, records and accounts for fiscal 2012. This appointment is being presented to the stockholders for ratification at the Annual Meeting.

PricewaterhouseCoopers LLP, or PwC, has no direct or indirect material financial interest in our company or our subsidiaries. Representatives of PwC are expected to be present at the Annual Meeting and will be given the opportunity to make a statement on the firm’s behalf if they so desire. The representatives also will be available to respond to appropriate questions.

PwC was our independent registered public accounting firm for fiscal 2011 and our fiscal year ended December 31, 2010, which we refer to as fiscal 2010. The following table summarizes the fees of PwC billed to us for each of fiscal 2011 and fiscal 2010. For fiscal 2011 and fiscal 2010, audit fees include an estimate of amounts not yet billed.

Nature of Service	2011 Fees	2010 Fees
Audit Fees(1)	$1,088,613	$1,312,613
Audit-Related Fees(2)	$924,099	$941,135
Tax Fees(3)	$79,987	$120,933
All Other Fees(4)	$—	$9,000

Total:	$2,092,699	$2,383,681

(1)	Audit fees consist of fees for the audit of our financial statements, the review of the interim financial statements included in our Quarterly Reports on Form 10-Q, and services related to our filings of Registration Statements on Form S-1 in 2010 and Form S-3 in 2011, such as the issuance of consents.

(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees”. These services relate to accounting consultations in connection with acquisitions, procedures performed for SSAE 16 reports, attest services that are not required by statute or regulation and consultations concerning internal controls, financial accounting and reporting standards. None of the audit-related fees billed in 2010 or 2011 related to services provided under the de minimis exception to the Audit Committee pre-approval requirements.

(3)	Tax fees consist of fees for tax compliance, tax advice and tax planning services. Tax compliance services, which relate to preparation of original and amended tax returns, claims for refunds and tax payment-planning services, accounted for approximately $61,000 of the total tax fees billed in 2011 and approximately $56,000 of the total tax fees billed in 2010. Tax advice and tax planning services relate to assistance with tax audits and appeals, tax advice related to acquisitions and requests for rulings or technical advice from taxing authorities. None of the tax fees billed in 2010 or 2011 related to services provided under the de minimis exception to the Audit Committee pre-approval requirements.

(4)	All other fees for 2010 consist of the licensing of accounting and finance research technology owned by PricewaterhouseCoopers LLP. None of the all other fees billed in 2010 were provided under the de minimis exception to the Audit Committee pre-approval requirements.

All the services described above were approved by our Audit Committee in advance of the services being rendered. The Audit Committee is responsible for the appointment, compensation and oversight of the work performed by the independent registered public accounting firm. The Audit Committee must pre-approve all audit (including audit- related) services and permitted non-audit services provided by the independent registered public accounting firm in accordance with the pre-approval policies and procedures established by the Audit Committee. The Audit Committee annually approves the scope and fee estimates for the quarterly reviews, year-end audit, statutory audits and tax work to be performed by our independent registered public accounting firm for the next fiscal year. With respect to other permitted services, management defines and presents specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee pre-approves specific engagements, projects and categories of services on a fiscal year basis, subject to individual project thresholds and annual thresholds. In assessing requests for services by the independent registered public accounting firm, the Audit Committee considers whether such services are consistent with the independent registered public accounting firm’s independence, whether the independent registered public accounting firm is likely to provide the most effective and efficient service based upon their familiarity with us, and whether the service could enhance our ability to manage or control risk or improve audit quality.

Proxies solicited by management will be voted for the ratification unless stockholders specify otherwise. Ratification by the stockholders is not required. Although we are not required to submit the appointment to a vote of the stockholders, our Board believes it is appropriate as a matter of policy to request that the stockholders ratify the appointment of PwC as our independent registered public accounting firm. If the stockholders do not ratify the appointment, the Audit Committee will investigate the reasons for stockholder rejection and consider whether to retain PwC or appoint another independent registered public accounting firm. Even if the appointment is ratified, our Board and the Audit Committee in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of our Company and our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2012.

OTHER MATTERS

As of the date of this proxy statement, we know of no matter not specifically referred to above as to which any action is expected to be taken at the Annual Meeting of Stockholders. The persons named as proxies will vote the proxies, insofar as they are not otherwise instructed, regarding such other matters and the transaction of such other business as may be properly brought before the meeting, as seems to them to be in the best interests of our Company and our stockholders.

Stockholder Proposals for 2013 Annual Meeting

Stockholder Proposals Included in Proxy Statement

The Company will consider for inclusion in next year’s proxy statement relating to our Annual Meeting of Stockholders to be held in 2013, stockholder proposals received by December 26, 2012. Proposals should be sent to SS&C Technologies Holdings, Inc., 80 Lamberton Road, Windsor, Connecticut 06095, Attention: Corporate Secretary.

Stockholder Proposals Not Included in Proxy Statement

Stockholder proposals, including nominations for directors, not included in next year’s proxy statement may be brought before the 2013 Annual Meeting of Stockholders by a stockholder of the Company who is entitled to vote at the meeting, who has given written notice to the Secretary of the Company containing certain information specified in our By-laws and who was a stockholder of record at the time such notice was given. Such notice must be delivered to or mailed and received at the address in the preceding paragraph no earlier than January 30, 2013 and no later than March 1, 2013, except that if the 2013 Annual Meeting of Stockholders is held before May 10, 2013 or after August 1, 2013, such notice must be delivered at the address in the preceding paragraph not earlier than 120 days prior to the date of such annual meeting and not later than the close of business on the later of (i) the ninetieth day prior to the date of such annual meeting and (ii) the tenth day following the day on which notice of the date of such annual meeting was mailed or a public announcement of the date of such annual meeting is first made, whichever occurs first.

Our By-laws require that stockholder recommendations for nominees to the Board must include the name of the nominee or nominees, information regarding the nominee or nominees that would be required in a proxy statement for the election of directors and a consent signed by the nominee or nominees evidencing consent to be named in the proxy statement and willingness to serve on the Board of Directors, if elected.

Miscellaneous

Even if you plan to attend the Annual Meeting in person, please complete, sign, date and return the enclosed proxy card promptly. Should you attend the Annual Meeting, you may revoke the proxy and vote in person. A postage-paid, return-addressed envelope is enclosed for your convenience. No postage need be affixed if mailed in the United States. Your cooperation in giving this your immediate attention will be appreciated.

Householding of Proxies

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report and/or proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household annual reports and proxy materials, delivering a single annual report and/or proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. You may request to receive at any time a separate copy of our annual report or proxy statement, by sending a written request to Kristen Schwecke, 80 Lamberton Road, Windsor, Connecticut 06095, or call 860-298-4500.

If, at any time, (1) you no longer wish to participate in householding and would prefer to receive a separate annual report and/or proxy statement in the future or (2) you and another stockholder sharing the same address wish to participate in householding and prefer to receive a single copy of our annual report and/or proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Kristen Schwecke, 80 Lamberton Road, Windsor, Connecticut 06095, or call 860-298-4500.

ANNUAL MEETING OF STOCKHOLDERS OF

SS&C TECHNOLOGIES HOLDINGS, INC.

May 30, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The proxy statement and proxy card

are available at http://www.ssctech.com/2012annualmeeting

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

  Please detach along perforated line and mail in the envelope provided.

¢ 20230000000000000000 0	053012

The Board of Directors recommends a vote FOR the nominees listed in Proposal 1 to serve for a term ending in 2015 and FOR Proposal 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

				FOR	AGAINST	ABSTAIN
1. The election as a Class II director of the nominees listed below (except as marked to the contrary below).			2. The ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	William A. Etherington
Jonathan E. Michael
☐	WITHHOLD AUTHORITY
FOR ALL NOMINEES

The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Shareholders, a Proxy Statement for the Annual Meeting of Shareholders and the 2011 Annual Report to Shareholders.

☐	FOR ALL EXCEPT
(See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

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SS&C TECHNOLOGIES HOLDINGS, INC.

80 Lamberton Rd

Windsor, CT 06095

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints William C. Stone, Patrick J. Pedonti and Stephen V.R. Whitman as proxyholders, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of SS&C Technologies Holdings, Inc. held of record by the undersigned on April 13, 2012, at the Annual Meeting of Stockholders to be held at the Company’s headquarters located at 80 Lamberton Rd, Windsor, CT, 06095, at 9:00 a.m. on May 30, 2012, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

¡	14475	¡